Exhibit 99.1

Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE

Investor Relations Contact:	Media Contact:
John J. Walker SVP & Chief Financial Officer 212-658-5804 212-658-5884 john.walker@bowne.com	Pamela Blum Director, Corporate Communications pamela.blum@bowne.com

FOR IMMEDIATE RELEASE

BOWNE & CO. ISSUES A SECOND AMENDMENT TO ITS CONVERTIBLE SUBORDINATED DEBENTURES

Further Increases Coupon Rate By 0.5% to 6.0%, Raises the Conversion Rate and Entitles Holders
to Additional Shares upon a Make-Whole Fundamental Change

NEW YORK, September 19, 2008 — Bowne & Co., Inc. (NYSE: BNE), a global leader in shareholder and marketing communication services, today announced that it is issuing a second amendment to the terms of its $75.0 million 5% Convertible Subordinated Debentures (the “Notes”) and the related Indenture, dated September 24, 2003, by and between the Company and the Bank of New York Mellon as amended, (the “Indenture”) by a Second Supplemental Indenture.

This amendment supplements the Company’s first amendment, which was issued on August 19, 2008.

This amendment increases the coupon rate to 6.0% from 5.5%, which had been the rate under the first amendment, for the period from October 1, 2008 until October 1, 2010. Additionally, the amendment raises the conversion rate to 62.5 shares from 54.1126 shares per $1,000 principal amount of Notes (which had been the rate under the Indenture), thereby enhancing the conversion price applicable to the Notes to $16.00 per share from $18.48 per share. The second amendment also includes a “make-whole” provision for certain fundamental changes, including, but not limited to, certain consolidations or mergers that result in a change in control of the Company during the period from October 1, 2008 until October 1, 2010.

The Company has decided to further enhance the terms of the Notes to encourage holders not to exercise their October 1, 2008 repurchase rights, although the Company has sufficient capacity under its existing $150 million revolving credit facility to repurchase all of the Notes.

About Bowne & Co., Inc.

Bowne & Co., Inc. (NYSE: BNE) provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical transactional communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,700 employees in 60 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com

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